INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Registration Statement of RSL Communications, Ltd. on Form S-3 of our report dated March 2, 2000, appearing in the Annual Report on Form 10-K/A of RSL Communications, Ltd. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this registration statement.


/s/ Deloitte & Touche LLP
New York, New York
September 21, 2000